Exhibit 13(a)(4)

Changes in Independent Registered Public Accounting Firm

(a)	Previous independent registered public accounting firm

On February 24, 2022, the Board of Directors (the “Board”) of Nuveen Credit Income Fund and Nuveen Strategic Income Fund (collectively, the “Funds”), upon recommendation from the Audit Committee, dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Funds subject to the completion of the June 30, 2022 fiscal year end audit. PwC was informed of their dismissal on February 28, 2022. The June 30, 2022 fiscal year end audit was completed on August 26, 2022.

PwC’s reports on the Funds’ financial statements for the fiscal years ended June 30, 2022 and June 30, 2021 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds’ fiscal years ended June 30, 2022 and June 30, 2021, and the subsequent interim period through August 26, 2022, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the Funds’ financial statements for such years.

During the Funds’ fiscal years ended June 30, 2022 and June 30, 2021 and the subsequent interim period through August 26, 2022, there have been no reportable events (as defined in S-K 304(a)(1)(v)).

The Funds have requested that PwC furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 26, 2022, is filed as part of Exhibit 13 to this Form N-CSR.

(b)	New independent registered public accounting firm

On February 24, 2022, the Board, upon recommendation from the Audit Committee, engaged KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Funds for the fiscal year ended August 31, 2022 audit.

During the fiscal years ended June 30, 2022 and June 30, 2021, and the subsequent interim period through August 26, 2022, the Funds have not consulted with KPMG regarding any of the matters described in Regulation S-K Item 304 (“S-K 304”), S-K 304(a)(2)(i) or S-K 304(a)(2)(ii) disclosure.

September 6, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nuveen Credit Income Fund and Nuveen Strategic Income Fund (two of the funds comprising Nuveen Investment Funds, Inc., collectively the “Funds”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-CSR of Nuveen Investment Funds, Inc. dated June 30, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

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